EXHIBIT 99.1

Midland States Bancorp, Inc. Declares Quarterly Cash Dividend of $0.2425 Per Share

EFFINGHAM, Ill., May 03, 2019 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.2425 per share.  The dividend is payable on or about May 20, 2019 to all shareholders of record as of the close of business on May 13, 2019.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of March 31, 2019, the Company had total assets of approximately $5.64 billion and its Wealth Management Group had assets under administration of approximately $3.10 billion. Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary. For additional information, visit https://www.midlandsb.com/ or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321